Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GOLDEN MINERALS COMPANY

a Delaware corporation

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Pursuant to Section 242

of the Delaware General Corporation Law

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Golden Minerals Company, a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY as follows:

1.	The name of the corporation is Golden Minerals Company. The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on March 6, 2009. The corporation filed its Amended and Restated Certificate of Incorporation with the Secretary of State on March 24, 2009. The Amended and Restated Certificate of Incorporation was amended on September 2, 2011, May 19, 2016, and June 11, 2020.

2.	ARTICLE IV, Section 4.1 of the Corporation’s Amended and Restated Certificate of Incorporation shall be amended by inserting the following language at the end of such section which shall read as follows:

(d) Effective as of the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each twenty-five (25) shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests described below (the “Reverse Stock Split”). No fractional shares shall be issued at the Effective Time. Stockholders who otherwise would be entitled to receive a fractional share of Common Stock shall be entitled to receive a whole share of Common Stock in lieu of such fractional share.

3.	Upon the Effective Time, ARTICLE IV, Section 4.1(a) is hereby amended to read in its entirety as follows:

(a)     The total number of shares of common stock, par value $0.01 per share (“Common Stock”), that the Company is authorized to issue is 28,000,000.

4.	This Certificate of Amendment shall become effective on June 9, 2023 as of 12:01 a.m. Eastern Time.

5.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer as of the 30th day of May, 2023.

Golden Minerals Company,
a Delaware corporation

/s/ Julie Z. Weedman
Name: Julie Z. Weedman
Its: Senior Vice President and Chief Financial Officer